Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is effective as of January 7, 2026 (the “Effective Date”) by and between Bala Therapeutics, Inc., a corporation organized under Delaware law (“Licensor”), and Lomond Therapeutics, Inc., a corporation organized under Delaware law (“Company”). Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Licensor and Company entered into that certain License Agreement dated as of October 17, 2024 (the “License Agreement”), pursuant to which Licensor granted to Company an exclusive license under certain Licensed IP to develop, manufacture and commercialize the Compound and Product;

WHEREAS, as partial consideration for the rights granted under the License Agreement, Company executed that certain Promissory Note dated as of October 17, 2024 (the “Deferred Payment Agreement"), in favor of Licensor, pursuant to which Company agreed to pay Licensor, over time, the sum of $1,200,000.00USD (plus interest) on the terms and conditions set forth therein;

WHEREAS, the Parties intended to treat, and treated, the Deferred Payment Agreement for all purposes, including income tax purposes, as a deferred license-fee payment arrangement, with an interest component (e.g., an escalating fee payment) pursuant to which each payment in accordance with the Deferred Payment Agreement, when actually paid by the Company to the Licensor, by wire transfer or check, would be reported (a) by the Company as a fee paid for the use of the Licensed IP, and (b) by the Licensor as income received for licensing the Licensed IP (and for the avoidance of doubt, notwithstanding the title of the Deferred Payment Agreement the Parties never intended to treat, and did not treat, the License Agreement and Deferred Payment Agreement as an acquisition, by the Company, of an intangible asset for an installment obligation payable to the Licensor);

WHEREAS, following the execution and delivery of the License Agreement and the Deferred Payment Arrangement, the Parties acknowledge and agree that (a) no development, manufacturing, regulatory, commercial, financial or other material activities with respect to the Compound nor the Product have been undertaken by either Party, (b) no third-party agreements or commitments related to the Compound or Product have been entered into, (c) no regulatory submissions have been filed, and (d) no payments have been made under the Deferred Payment Agreement; and

WHEREAS, the Parties have now determined that (a) their strategic, scientific and commercial priorities have shifted; (b) that they no longer desire to pursue the development, manufacture or commercialization of the Compound or any Product as contemplated by the License Agreement; and (c) that it is in their mutual best interests to terminate the License Agreement and Deferred Payment Agreement ab initio.

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants contained herein, including the premises in these recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Unless otherwise provided herein, capitalized terms used herein are not otherwise defined herein have the meanings given to those terms in the License Agreement.

2. Ab Initio Termination and Unwinding. The Parties expressly agree and acknowledge that the License Agreement and Deferred Payment Agreement are hereby terminated ab initio, and shall be deemed never to have existed, and that all rights, obligations, and liabilities of the Parties thereunder are extinguished as of the date such documents were initially executed, but in no event after the Effective Date. The License Agreement, the Deferred Payment Agreement, and any and all ancillary agreements, documents and instruments executed therewith are hereby deemed null, void and of no further force or effect as though they never executed. The Parties further agree that this termination ab inito is intended restore each of the Parties to their respective position as if the License Agreement and Deferred Payment Agreement had never been executed or delivered.

3. Consequences of Termination. As a consequence of the termination ab initio contemplated by Section 2 of this Agreement, the Parties consent and agree to the following:

(a) Licensed IP. All rights in and to the Compound and all Licensed IP shall revert to Licensor, free and clear of any license, security interest, lien or encumbrance in favor of Company;

(b) Deferred Payment Agreement. The Deferred Payment Agreement and all obligations, terms and covenants therein and related thereto are cancelled in their entirety as of the date the Deferred Payment Agreement was first entered into, but in no event after the Effective Date. No such obligations or covenants contemplated by the Deferred Payment Agreement shall survive beyond the Effective Date. For the avoidance of doubt, the termination ab initio contemplated by Section 2 of this Agreement shall not constitute an Event of Default as defined in the Deferred Payment Agreement, and the remedies of Section 3.2 of the Deferred Payment Agreement shall not apply. The Parties acknowledge and agree that the cancellation of the Deferred Payment Agreement is solely a result of the ab initio termination and unwinding of the License Agreement and the Deferred Payment Agreement, and is not intended to constitute, and shall not be treated as, a forgiveness of indebtedness or a release of any payment obligation for value received. No consideration, payment, or value has been exchanged or received by either Party under the License Agreement or the Deferred Payment Agreement.

(c) Confidential Information. Each Party, as a receiving party, shall return to the disclosing party or, at the disclosing party’s option, destroy, all relevant records and materials in the receiving party’s possession or control containing or comprising Confidential Information of the disclosing party.

(d) Issuance by Licensor to the Company. It is acknowledged and agreed by the parties hereto that the Company has spent approximately $600,000 in furtherance of the development of the Licensed IP (the “Company Expenditure Amount”) and that in consideration of the foregoing, the Licensor hereby issues to the Company as of the closing of the transactions contemplated by this Agreement, 111,585 shares of the Licensor’s common stock (which represents approximately 3.5% of the Licensor’s fully-diluted capitalization as of the Effective Date) in full and final satisfaction of the Company Expenditure Amount.

4. Representations and Warranties.

Each Party represents and warrants to the other that:

(a) It has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed, and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms.

(c) Neither Party has assigned, transferred, pledged, or otherwise encumbered any interest in the License Agreement, the Deferred Payment Agreement, the Licensed IP, or any rights or obligations thereunder, nor has either Party entered into any agreement or commitment that would conflict with or be violated by this Agreement.

(d) Except for the Company Expenditure Amount, no payments, consideration, or other value have been exchanged or delivered by or to either Party under the License Agreement or the Deferred Payment Agreement.

(e) No third-party agreements, licenses, or liens relating to the Compound, the Product, or the Licensed IP have been entered into by either Party, and no third-party consent is required to effectuate the termination and unwinding contemplated by this Agreement.

5. Release; Waiver of Claims.

(a) Each Party, on behalf of itself and its affiliates, successors, and assigns, hereby releases, acquits and discharges the other Party, including each of their respective, past and current affiliates, officers, directors, representatives, agents, successors, assigns, and any parent or subsidiary entities, of and from any and all past, present or future claims, demands, costs, expenses, liabilities, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or claimed, based on or arising out of or in connection with, directly or indirectly, the negotiation, execution, performance, or termination of the License Agreement and/or the Deferred Payment Agreement, or any matters or events occurring on or prior to the Effective Date in connection therewith.

(b) Each Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but it is the intention of each Party hereby to fully, finally, and forever settle and release any and all such matters, notwithstanding the existence of any such additional or different facts. Each Party expressly waives any provision of applicable law that would otherwise limit the scope of the release so given.

6. No Admission. This Agreement and the releases contained herein are not, and shall not be construed as, an admission of liability or wrongdoing by either Party.

7. Further Assurances. Each Party shall, at the reasonable request of the other Party, execute and deliver such additional documents, instruments, and assurances and take such further actions as may be reasonably necessary or desirable to effectuate and carry out the intent and purpose of this Agreement, including the ab initio termination of the License Agreement and the Deferred Payment Agreement and the reversion of all rights in the Licensed IP to Licensor.

8. Confidentiality of this Agreement. The Parties agree that the terms and conditions of this Agreement shall remain confidential and that no Party shall disclose any part of this Agreement except (a) as required under court order or subpoena; or (b) to their respective accountants, legal counsel or advisors, each of whom shall be bound by confidentiality obligations at least as protective as those set forth herein, or (c) with the prior written consent of the other Party.

9. Severability. The invalidity or unenforceability of any provision hereof, in whole or in part, shall in no way affect the validity or enforceability of any other provision or part hereof.

10. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the termination of the License Agreement and cancellation of the Deferred Payment Agreement, and supersedes and preempts any prior understandings, agreements or representations by or among the Parties hereto, written or oral, which may have related to the subject matter hereof in any way.

11. Amendment; Waiver. No amendment or modification of this Agreement shall be effective unless made in writing and signed by an authorized representative of each Party. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is sought to be enforced. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof.

12. Successors and Assigns. This Agreement is intended to bind, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that either Party may assign this Agreement in connection with a merger, consolidation, or sale of substantially all of its assets.

13. Governing Law; Venue. This Agreement and any dispute, claim, or controversy arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict-of-laws principles. The Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware, and waive any objection to venue or forum non conveniens with respect to any action or proceeding arising out of or relating to this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts (including by means of PDF email or other electronic transmission), each of which will be deemed to be an original and all of which will constitute the same instrument.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESSS WHEREOF, the undersigned have executed this Termination Agreement effective as of the Effective Date.

LOMOND THERAPEUTICS, INC.

By:	/s/ Iain Dukes
Name:	Iain Dukes
Title:	Chief Executive Officer

BALA THERAPEUTICS, INC.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]